AMENDMENT*
                                       TO
                            THE DECLARATION OF TRUST

               FIRST TRUST EXCHANGE-TRADED FUND III (THE "TRUST")

WHEREAS, on November 10, 2008, the Trust, a business trust organized under the laws of The Commonwealth of Massachusetts, acting pursuant to the Trust's Declaration of Trust, as amended to the date hereof (the "Declaration"), filed an amendment to its Declaration in order to change the principal office of the Trust effective as of October 27, 2008 (the "Prior Amendment");

WHEREAS, the Prior Amendment so filed contained an error in the listing of the Trustees of the Trust.

NOW THEREFORE, the undersigned being the sole Trustee of the Trust as of the date of Prior Amendment and continuing through the date hereof, does hereby file this Amendment for the sole purpose of correcting the error in the Prior Amendment.

    The Declaration is amended as follows:

             The principal office of the Trust is hereby changed from "1001 Warrenville Road, Suite 300, Lisle, IL 60532" to "120 East Liberty Drive, Wheaton, IL 60187," and all references to the address of the principal office of the Trust in the Declaration are hereby accordingly amended.

This amendment to the Declaration became effective on October 27, 2008.

IN WITNESS WHEREOF, the undersigned, being the sole Trustee of the Trust, has executed this amendment as of the 11th day of December, 2009.

/s/ James A. Bowen
---------------------------
James A. Bowen, as Trustee
120 East Liberty Drive
Wheaton, IL 60187